FORM 4              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

[x]Check this box if    STATEMENTS OF CHANGES IN BENEFICIAL OWNERSHIP
   No longer Subject
   to Section 16.
   Form 4 or Form 5
   obligations
   may continue. See
   Instruction 1(b)

Filed pursuant to Section 16 (a) of the Securities and Exchange Act of 1934,
Section 17 (a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment company Act of 1940

(Print or Type Responses)

1.Name and address      2. Issuer Name and ticker            6. Relation-
  of Reporting person*     or Trading Symbol                    ship of
---------------------      ----------------------               Reporting
Barretto Landon            Griffin Industries, Inc (GRIF)       Person(s)
---------------------                                           to issuer
(Last)   (First)        3. I.R.S. Identification                check all
                           of reporting person,                 applic-
                           if an entity (voluntary)             able
                                                              X Director

                                                              X Officer
                                       4.Statement for         (give
                                         Month/Day/Year        title
1916 Pike Place suite 12 box 701         --------------        below
--------------------------------             4/12/03
    (Street)                                                  X  10% owner
                                       5. If ammendment,
Seattle,   WA   98101                     Date of Original  -- Other
----------------------                    Month/Day/Year)     (specify
(City)  (state)  (zip)                                           below)


                                                               -----------

7. Individual or Joint/Group Filing (check Applicable Line)
     X Form filed by One Reporting Person
    --
       Form Filed by More than One Reporting Person
    --

                    Table I - Non-Derivative Securities Acquired, Disposed
                              of, or Beneficially Owned
                  -------------------------------------------------------
1. Title of   2. trans-   2A. Deemed  3.Trans-   4.Securities Acquired
   Security      action       Execu-    action     (A) or Disposed of
   (Instr.3)     Date         tion      Code       (D) (Instr.3,4 and
   ---------                  Date,if   (Instr      5)
                              any        8)
                 4/10/03                -------   -------------------
                                                                (A)
                 (Month/     (Month/                             or
                  Day/        Day/       S
                  Year)       Year)     Code  V     Amount   (D)  Price
                 --------    ---------- -------     ------  ----- ------
   Common         4/10/03                S         934,330    D   $270.00

   Preferred      4/10/03                S       2,500,000    D   $725.00



                5. Amount of              6. Owner-     7. Nature of
                   securities                ship          Indirect
                   Beneficially              Form:         Beneficial
                   Owned                     Direct        Ownership
                   Following                 (D) or
                   reported                  Indirect
                   Transaction(s)            (I)

                   (Instr.3 and 4)            (Instr.4)     (Instr.4)
                   ---------------            ----------    ----------
   Common                   0

   Preferred                0


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see I nstruction 4(b)(v).




                                   /s/ Landon Barretto         April 11, 2003
                                   -------------------         --------------
                                       Signature of                 Date
                                    Reporting Person